MORGAN STANLEY



                        COMMODITY CUSTOMER'S AGREEMENT



Gentlemen:

In consideration of the acceptance by Morgan Stanley & Co. Incorporated ("Morgan Stanley") of one or more accounts of the undersigned (the "Customer"), whether designated by name, number or otherwise, for the purchase or sale of commodities, commodity futures, option or forward contracts or any other commodity-related instrument, the Customer agrees as follows:

A. REPRESENTATIONS OF THE CUSTOMER.

1. RISKS OF COMMODITY TRADING. In entering into this Agreement with Morgan Stanley, the Customer understands that commodity trading is a ighly speculative activity; that prices arc subject to sharp upward and downward movements; that price fluctuations may result in losses which may substantially exceed the capital in the Customer's account; and that on trading days on which a commodity reaches its permissible exchange price limit, trading may cease, which could lock the Customer into positions resulting in substantial losses. The Customer further understands that in commodity transactions executed on an exchange on which foreign currency is used, any profit or loss resulting from such transactions may be affected by fluctuations in the exchange rate for such currency, and that any profit or loss arising as a result of fluctuations in the exchange rate for such currency will be entirely for the account and risk of the Customer. The Customer is willing and able, financially and otherwise, to assume the risks of commodity trading. The Customer recognizes that guarantees of profit or freedom from loss are impossible of performance in commodity trading, acknowledges that he has received no such guarantees from Morgan Stanley or from any of its representatives, and has not entered into this Agreement and will place to orders hereunder in consideration of or in reliance upon any such guarantees or similar representations. The Customer shall not hold Morgan Stanley responsible for any losses sustained by the Customer as a result of any prediction, recommendation or advice made or given by a representative of Morgan Stanley, whether or not made or given at the request of the Customer. The Customer understands that Morgan Stanley may, without notice to the Customer, exercise various remedies, including liquidation of positions in the Customer's accounts, pursuant to Section D of this Agreement upon the Customer's failure to maintain adequate margin or upon the occurrence of any other Event of Default as described in paragraph 4 of Section D of this Agreement.

2. AUTHORITY OF CUSTOMER. Except as disclosed in writing to Morgan Stanley prior to delivery hereof, the Customer is not: (a) a general partner, officer, director, owner of more than ten percent of the equity interest, associated person or employee of a futures commission merchant or an introducing broker, or a relative or spouse of any of the foregoing persons, or any relative of such spouse, who shares the same home as any of the foregoing persons; nor
   (b) a member of any exchange or an employee of any exchange or clearing house, company in which an exchange owns a majority of the capital stock, bank- trust company, insurance company, or any person, Firm or entity engaged in the business of dealing, either as broker or principal, in commodity futures, physicals, forward or option contracts, documents of title relating to commodities, securities, bills of exchange, acceptances or other forms of commercial paper, or the spouse of such a member or employee, nor is the Customer individually so engaged. In the event that the Customer (or the Customer's spouse) becomes so employed or engaged the Customer will promptly notify Morgan Stanley in writing of such employment or engagement. If the Customer is a corporation or a partnership, it is duly organized and in good standing under the laws of the jurisdiction in which it was formed. If the Customer is a corporation, partnership or other entity, the Customer represents and warrants that it has full power and authority to enter into this Agreement and to engage in the transactions contemplated hereby, and that such transactions do not and will not violate any rules or regulations of any regulatory body to which the Customer is subject. The address at the foot of this Agreement is the actual address of the Customer and the Customer will promptly notify Morgan Stanley by registered mail of any change in that address.

3. CUSTOMER IS PRINCIPAL. Except as disclosed in writing to Morgan Stanley prior to or accompanying delivery hereof, the Customer is acting as principal and not as agent for any parry, and no person, firm or entity other than the Customer has any interest in the commodity accounts of the Customer with Morgan Stanley. The Customer will give written notice to Morgan Stanley before granting to any person. firm or entity any interest in any commodity account of the Customer with Morgan Stanley or undertaking to act as agent for any other parry with respect to such accounts.

4. DELIVERY OF ACTUAL COMMODITY INTENDED. All orders for the purchase or sale of any commodity for immediate or deterred delivery are given and executed with the understanding that the Customer intends, in the case of purchases. to receive delivery of and pay for the physical commodity and, in the case of sales, to deliver and receive payment for the physical commodity.
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B.   DEFINITIONS.

1. AFFILIATE. "Affiliate" includes any corporation, partnership or venture which, directly or indirectly, controls, is controlled by, or is under common control with Morgan Stanley or any of the foregoing corporations. partnerships or ventures.

2. COLLATERAL. "Collateral" means ail funds, commodities, securities and any other property of the Customer at any time held in any account or otherwise by or for Morgan Stanley or any Affiliate and all proceeds thereof. Any property in transit to or set apart for Morgan Stanley or any Affiliate is deemed held by Morgan Stanley or such Affiliate for the purposes hereof.

3. LIABILITY. "Liability" includes all now existing or hereafter arising obligations of any kind whatsoever of the Customer or any entity for the obligations of which the Customer is liable, to Morgan Stanley or any Affiliate or to others to the extent of the interest of Morgan Stanley or any Affiliate therein, whether absolute, contingent, joint and/or several, secured or unsecured, due or not due, contractual or tortious, arising by operation of law or otherwise-, liquidated, unliquidated, direct or indirect.

C.   TERMS OF TRANSACTIONS.

1. APPLICABLE RULES AND TERMS. Transactions with or on behalf of a Customer are subject to:

     (a) the terms hereof, the terms and conditions of Morgan Stanley's confirmation thereof and any other terms and conditions agreed to in writing by the Customer and Morgan Stanley;

     (b) any applicable laws. rules, regulations or orders of any authority of the United States government, any political subdivision thereof, and any other governmental authority having jurisdiction over a transaction, except to the extent that die provisions thereof have been waived by (a);

     (c) the rules, orders, resolutions, regulations and interpretations of any organized commodity exchange on which a transaction is executed (and of its clearing house, if any), in respect of such transaction, except to the extent that the provisions thereof have been waived by (a) or are inconsistent with (b);

     (d) the rules, orders, resolutions and regulations of any registered futures association having jurisdiction over a transaction, in respect of such transaction, except to the extent that the provisions thereof have been waived by (a) or are inconsistent with (b) or (c); and

     (e) customary practice in the trade, except to the extent inconsistent with (a), (b), (c) or (d).

Morgan Stanley, its officers, directors, employees and agents shall not be liable to the Customer as a result of any action taken by Morgan Stanley, its officers, directors, employees and agents which is necessary to comply with any such law, rule, regulation, order, resolution or customary practice.

2. MARGIN. The Customer shall provide to and maintain with Morgan Stanley margin in such amounts and form as Morgan Stanley, in its sole discretion, may from time to time require. Margin requirements may be changed from time to time for open as well as for new positions. The margin required of the Customer by Morgan Stanley in respect of a particular position may exceed the margin required of Morgan Stanley by the commodity exchange on which that position is to be or has been established or by such exchange's clearing house, if any. If Morgan Stanley determines that additional margin is required, the Customer agrees to transfer such additional margin, immediately upon demand, to such bank account as Morgan Stanley may designate; provided, however, that Morgan Stanley shall have no obligation to notify the Customer of any insufficiency of margin in any of the Customer's accounts prior to exercising the rights provided to Morgan Stanley under Section D of this Agreement. Morgan Stanley shall have the right but not the obligation to lend funds to the Customer (and credit such funds to the Customer's account) in an amount sufficient to satisfy margin requirements without prior notice to the Customer.

3. FEES AND COMMISSIONS. The Customer shall pay such fees and commissions for Morgan Stanley's services as Morgan Stanley may from time to time charge. Morgan Stanley may share fees or commissions received by it with persons that introduce or refer the Customer to Morgan Stanley.

4. INTEREST ON ADVANCES. Morgan Stanley may charge the Customer interest on amounts which have been advanced hereunder to the Customer by Morgan Stanley, but which are not yet due, at the rate determined by Morgan Stanley. Interest rates may be changed from time to time in respect of amounts theretofore advanced as well as in respect of amounts newly advanced.

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5.   NO STANDARD REQUIREMENT. Morgan Stanley shall have no obligation to publish fee and commission schedules, nor to impose margin requirements or charge fees. commissions or interest rates of uniform applicability among its customers. nor to justify to the Customer the considerations or the basis on which margin requirements, fees, commissions and interest rates arc determined by it.

6. CONFIRMATIONS AND STATEMENTS. The Customer shall be conclusively bound by confirmations of the execution of orders and statements of the accounts of the Customer if not objected to in writing by the Customer before the earlier of ten days following transmission to, or one day following actual receipt by the Customer. Morgan Stanley shall not be bound by prices or transactions reported in error.

7. CAPACITY OF MORGAN STANLEY; FLOOR BROKERS. Morgan Stanley shall execute commodity futures and exchange-traded commodity option transactions for the Customer solely in the capacity of agent. Other commodities transactions may be executed by Morgan Stanley, in its sole discretion and without prior or subsequent notice to the Customer, in the capacity of principal, agent for the Customer and/or agent for any third party. In executing transactions on an organized commodity exchange, Morgan Stanley shall have sole discretion to select floor brokers and clearing brokers (who may include employees or other agents of Morgan Stanley or its Affiliates) to execute or carry the Customer's transactions and shall not be responsible to the Customer for any losses caused by any error, failure to execute orders, negligence or misconduct of any floor broker or clearing broker selected by it if, -at the time such floor broker or clearing broker was selected, Morgan Stanley had a reasonable basis to believe that such Poor broke, or clearing broker was duly registered and authorized to act as such under the then prevailing rules of such exchange and/or any regulatory agency having jurisdiction over such floor broker or clearing broker. The Customer agrees that Morgan Stanley shall not be responsible to the Customer in the event of any error, failure, negligence or misconduct on the part of any futures commission merchant, introducing broker or other person introducing the Customer to Morgan Stanley or on the part of any commodity trading advisor or other person handling the Customer's accounts, and that Morgan Stanley shall have no duty to supervise the activities of any such futures commission merchant, introducing broker, commodity trading advisor. or other person. The Customer will indemnify Morgan Stanley and hold Morgan Stanley harmless from and against any and all liabilities, losses, costs, damages and expenses, including legal expenses, incurred by Morgan Stanley as a result of any error failure, negligence or misconduct on the part of any such futures commission merchant, introducing broker, commodity trading advisor or other person.

8. TRANSACTION LIMITS. The Customer acknowledges Morgan Stanley's right to limit retroactively or prospectively the number of futures, physicals, forward or options positions maintained or acquired through Morgan Stanley at any time. The Customer agrees not to make any trade through Morgan Stanley which would have the effect of exceeding the position limits imposed on the Customer by Morgan Stanley, the exchange on which the trade is to be made or any regulatory agency having jurisdiction over the trade and agrees to liquidate promptly any positions carried by Morgan Stanley for the Customer which exceed any such position limits.

9. FAILURE OF DELIVERY BY CUSTOMER. In the case of the sale of any commodity by Morgan Stanley at the direction of the Customer, including any sale pursuant to a futures, physicals, forward or options contract, and Morgan Stanley's inability to make delivery on such sale, by reason of the Customer's failure to supply Morgan Stanley with such commodity, then Morgan Stanley may borrow or purchase from any parry (including any Affiliate), any commodity necessary to make the delivery, and the Customer shall be responsible for all losses and expenses, including legal expenses, that Morgan Stanley sustains as a result of the Customer's failure to deliver. The Customer acknowledges that Morgan Stanley has no duty to borrow or purchase any such commodity or to attempt to do so.

10. REMEDY FOR NON-CONFORMING PURCHASES. If any commodity purchased from the Customer by Morgan Stanley hereunder shall fail to meet customary and usual standards for merchantability, Morgan Stanley, without prior notice to the Customer, may sell such commodity back to the Customer at the higher of the market price of the commodity prevailing at the time of resale or the original sale price, and the amount of such price shall be paid forthwith by the Customer to Morgan Stanley. The Customer shall be liable for all costs and expenses, including legal expenses, that Morgan Stanley sustains as a result of the Customer's failure to deliver the conforming commodity.

11. DELIVERY AND STORAGE OF COMMODITY. If Morgan Stanley agrees, Morgan Stanley, on behalf of the Customer and for a reasonable charge, will make arrangements for packaging, shipping, storing or insuring any commodity sold hereunder. Morgan Stanley's only liability in respect of such arrangements will be in the event of its gross negligence or willful misconduct.

12. REIMBURSEMENT FOR TAXES, ETC. The Customer shall reimburse Morgan Stanley for all taxes, levies, imposts, duties, charges and fees incurred in connection with the purchase, sale, delivery or storage of any commodity hereunder.

13. PAYMENT. Unless otherwise agreed by Morgan Stanley, any payment by the Customer to Morgan Stanley shall be in immediately available funds to Morgan Stanley's account at the bank designated by Morgan Stanley.

14. LIQUIDATING INSTRUCTIONS. At least five business days prior to the first notice day in the case of long positions in open futures contracts, and at least five business days prior to the last trading day in the case of short positions in open futures contracts and long or short

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     positions in open commodity option contracts, the Customer will either give
     Morgan Stanley instructions to liquidate such contracts, or will deliver to Morgan Stanley sufficient funds and/or any documents necessary to make or take delivery. If such instructions, Or such funds and/or documents, are not received by Morgan Stanley by the time specified above, Morgan Stanley may, in its discretion and without notice to the Customer, either liquidate the positions of the Customer or make or receive delivery on behalf of the Customer, upon such terms and by such methods as Morgan Stanley may determine in its sole and absolute discretion.

15. CURRENCY EXCHANGE RATES. In the event that any transaction is effected in a foreign currency, any profit or loss arising as a result of a fluctuation in the exchange rate for such currency will be entirely for the account and risk of the Customer Initial and subsequent deposits for margin purposes shall be made by the Customer in United States currency. When any such position is liquidated Morgan Stanley shall debit or credit the account of the Customer in United States currency at the rate of exchange determined by Morgan Stanley in its sole and absolute discretion on the basis of the then prevailing money market exchange rates for such foreign currency.

D.   SECURITY AGREEMENT CONCERNING THE CUSTOMER'S OBLIGATIONS TO MORGAN STANLEY.

1. SECURITY INTEREST. The Customer grants to Morgan Stanley, for itself and as agent for its Affiliates, the senior security the Collateral, as security for the payment of any and all Liabilities.

2. MORGAN STANLEY'S RIGHTS RESPECTING COLLATERAL. Morgan Stanley may, in its sole discretion, transfer to or register in the name of itself, its Affiliates or the nominee of any of them, any of the Collateral, and take any action required by die laws of any jurisdiction to perfect its and/or its Affiliates' security interest in the Collateral, without notice or liability to the Customer except to account for property actually received by it. The Customer agrees to do all such acts and things and to execute and deliver all such documents and instruments as Morgan Stanley may request from time to time in order to perfect and preserve such security interest. The Customer appoints Morgan Stanley as its agent and attorney-in-fact, with power of substitution, for doing all such acts and things and executing and delivering all such documents and instruments on its behalf. Morgan Stanley has no obligation to return to the Customer the identical item of Collateral, but only to replace such item with property of like kind and substantially similar quantity, subject to adjustments for quantity and quality variations at then prevailing market prices. As at the date hereof there exists no, and without the prior written consent of Morgan Stanley, Customer will not create, grant or permit to exist any, security interest in any of the Collateral. The Customer hereby grants Morgan Stanley and its Affiliates the right to borrow, pledge, repledge, hypothecate, rehypothecate, loan or invest any of the Collateral without notice to the Customer, or to account to the Customer for, any interest, income or benefit that may be derived therefrom. The rights of Morgan Stanley and its Affiliates set forth above shall be qualified, by any applicable requirements for segregation of customers' property under the Commodity Exchange Act, as amended, and the rules and regulations promulgated thereunder.

3. ACTIONS OR SETTLEMENTS RESPECTING COLLATERAL. Morgan Stanley in its sole discretion may, in its name, the name of any Affiliate, or in the name of the Customer or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Collateral, but shall be under no obligation to do so. Morgan Stanley may extend the time of payment or otherwise modify the terms of, or release any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any Liability of the Customer. Morgan Stanley shall not be required to Like steps necessary to preserve any rights against prior parties to any of the Collateral.

4. EVENTS OF DEFAULT. An Event of Default hereunder shall occur (i) if the Customer repudiates or defaults in the performance of any obligation hereunder or under any other agreement with Morgan Stanley or any Affiliate, including but not limited to, the failure of the Customer to pay any of the Liabilities when due; or (ii) if Morgan Stanley or any Affiliate determines that it has reasonable grounds for insecurity with respect to performance by the Customer of any obligation and, within twenty-four hours after demand, the Customer fails to provide adequate assurance of performance thereof, or (iii) if any proceedings are commenced by or against the Customer under any laws relating to bankruptcy, insolvency or the relief of debtors; or (iv) if the Customer makes an assignment for the benefit of creditors, or (v) if a receiver, trustee, conservator, liquidator or similar officer is appointed for the Customer or any or all of its property; or (vi) if the Customer (if a corporation) takes any corporate action in respect of (iii), (iv), or (v); or (vii) if any of the representations of the Customer contained in, made pursuant to, or made in connection with the opening or trading of an account under this Agreement shall have been false or misleading when made; or (viii) if the Customer dies; or (ix) if the Customer or any partnership of which the Customer is a member suspends the transaction of his or its usual business, or any proceeding or remedy in enforcement is resorted to or commenced with respect to any of the property of the Customer or any such partnership; or
     (x) if the Customer, if a corporation, shall be or be a party to any merger or consolidation without prior written notice to, and consent of, Morgan Stanley; or (xi) if the Customer, if a partnership terminates its existence by reason of the death of a partner or dissolution.

5. MORGAN STANLEY'S REMEDIES UPON DEFAULT. (a) Upon or at anytime after the occurrence of an Event of Default Morgan Stanley may exercise any or all of the following remedies, without prejudice to any other remedies:

     (i) terminate any or all of Morgan Stanley's obligations for future performance to the Customer;

     (ii) treat any and all of the Customer's Liabilities as immediately due and payable;

     (iii)  consolidate any of the Customer's accounts with Morgan Stanley;

     (iv) offset sums owing by Morgan Stanley to the Customer (including any sums arising from the operation of this Section 5) against the Customer's Liabilities;

     (v)    offset cash Collateral against the Customer's Liabilities;

     (vi) sell any or all of the non-cash Collateral in such marine, as Morgan Stanley determines to be commercially reasonable, including the sale of such Collateral at such prices as Morgan Stanley sees fit, with only such notice as is required by applicable law and cannot be waived, and the sale of Rich Collateral to Morgan Stanley or any of its Affiliates, who shall thereafter hold such collateral free from any claim or right of any kind, including any equity of redemption of die Customer, any such right and equity being hereby expressly waived and released;

     (vii) close out any contract with the Customer in whole or in part from time to time, as Morgan Stanley elect, by matching contracts with the Customer for amounts of material equal to the amounts closed Oct, at market prices therefor as determined by Morgan Stanley. If the contract closed-out is a contract to sell to the Customer, a matching contract is a contract to buy from the Customer, or, if the contract closed-out is a contract to buy from the Customer, a matching contract is a contract to sell to the Customer, for delivery and payment at the time or times provided in the contract closed-out. Upon any close-out Morgan Stanley or the Customer as the case may be, shall forthwith pay to the other the net amount due under the contract closed-out and the matching contract discounted from the time for payment to present value;

     (viii) execute offsetting transactions (which need not be for the same delivery month or on the same market) on commodity exchanges or in the cash markets as to each open position in the Customer's accounts, such transactions to be for the Customer's account and risk. Morgan Stanley shall not be-responsible for any losses or lost profits resulting from the timing of such transactions in relation to market conditions at the time of the execution thereof or at any earlier or later time.

(b) Notwithstanding the foregoing, upon the occurrences of any of the Events of Default set forth in Section D.4 (iii) through (vi) inclusive, immediately and without further action by Morgan Stanley, to the extent the same may be lawful:

     (i) all of Morgan Stanley's obligations for future performance to the Customer shall terminate;

     (ii) all of the Customer's Liabilities shall (iii)be immediately due and payable;

     (iii)  the Customer's accounts with Morgan Stanley shall be consolidated;

     (iv) all sums owing by Morgan Stanley to the Customer (including any sums arising from the operation of this Section 5) shall be offset against the Customer's Liabilities; and

     (v)    all cash Collateral shall be offset against the Customer's
            Liabilities.

(c) The Customer shall pay Morgan Stanley for all losses and expenses including legal expenses incurred by Morgan Stanley in connection with (A) the exercise of any remedy, (B) the care of the Collateral and defining or asserting the rights and claims of Morgan Stanley in respect thereof, including insurance, and (C) meeting any of Morgan Stanley's obligations which would otherwise be defaulted, unless and except to the extent Morgan Stanley waives any or all of the foregoing in whole or in part. Morgan Stanley shall be entitled to void all or any part of such waiver at any time so long as the Event of Default continues.

6. TRANSFER OF COLLATERAL. Morgan Stanley may assign or transfer any of the Liabilities. Morgan Stanley may assign to any transferee of any of the Liabilities all or any part of the Collateral and thereafter shall be fully discharged from all responsibility with respect to the Collateral so assigned.

7. DEFICIENCY INTEREST. In the event of any failure by the Customer timely to pay any sum due hereunder, Morgan Stanley, prior to its exercise of any remedies under this Section D, may charge the Customer interest on the unpaid sum, while outstanding, at a rate per annum equal to the lesser of the maximum rate permitted by law or 115 percent of the brokers' call money rate as determined by Morgan Stanley.

     Upon and following any such exercise of remedy the Customer shall pay interest to Morgan Stanley on any unpaid sum, including any deficiency amount in an account of the Customer, at a rate per annum equal to [he lesser of the maximum rate permitted by law or 115 percent of the brokers' call money rate as determined by Morgan Stanley.

E.   MISCELLANEOUS PROVISIONS.

1. GOVERNING LAW AND SUBMISSION TO JURISDICTION. This Agreement shall be governed by the substantive laws of the State of New York. The Customer submits to the jurisdiction of the courts of New York and of the Federal Courts in the Southern District of New York with respect to any litigation with Morgan Stanley relating to this Agreement, and consents to the service or process by the mailing to the Customer of copies thereof by certified mail to the address of the Customer as it appears on the books and records of Morgan Stanley such service to be effective two days after mailing. The Customer hereby waives irrevocably any immunity to which it might otherwise be entitled in any arbitration, action at law, suit in equity other or any other proceedings arising out of or based on this Agreement or any transaction in connection herewith.

2. INDEMNIFICATION. If any representation of the Customer made in, or pursuant to, this Agreement shall be false or misleading, the Customer snail indemnify and hold Morgan Stanley harmless from and against all claims, losses, damages and expenses, including legal expenses, resulting therefrom.

3. FORCE MAJEURE; WARRANTY AND DISCLAIMER OF WARRANTIES. Morgan Stanley shall not be liable for any delay in performance, for non-performance of any of its obligations hereunder or in any transaction between Morgan Stanley and the Customer or for any losses caused by the occurrence of any contingency beyond the reasonable control of Morgan Stanley including, but not limited to, breakdown or failure of transmission of communications facilities, the suspension or termination of trading or delivery an any commodity exchange or market, the imposition of a cash settlement by an exchange, clearing organization, government agency or other entity in lieu of delivery on a commodity contract or for any other reason, the bankruptcy, insolvency or liquidation of a clearing organization, clearing broker or bank, war (whether an actual declaration thereof is made or not), sabotage, insurrection, riot or other act of civil disobedience, act of a public enemy, failure or delay in transportation, act of any government or any agency or subdivision thereof, judicial action, labor dispute, accident, fire, explosion, flood, storm or other natural cause, a shortage of labor, fuel, raw material or machinery, or technical failure. Morgan Stanley may, in its sole discretion and without liability to the Customer, cancel this Agreement or the particular transaction involved if its performance is delayed or rendered impossible due to the occurrence of any such contingency. Morgan Stanley's sole warranty is that any commodity delivered by it hereunder will conform to the description thereof on any confirmation delivered by Morgan Stanley with respect thereto. MORGAN STANLEY HEREBY EXPRESSLY DISCLAIMS ALI OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY AS TO THE COMPLIANCE WITH THE LAWS OF ANY GOVERNMENTAL AUTHORITY IN RESPECT OF THE OWNERSHIP, POSSESSION STORAGE, FINANCING OR TRANSPORTATION OF ANY COMMODITY WHICH IS THE SUBJECT MATTER OF ANY TRANSACTION PURSUANT TO THIS AGREEMENT.

4. NON-WAIVER; NON-ASSIGNMENT; TIME OF THE ESSENCE. A waiver or modification of any provision hereof, or any attempted assignment by the Customer of any right or interest herein, shall not bind Morgan Stanley unless in writing and signed by a duly authorized officer of Morgan Stanley, and shall riot entitle the Customer to any further assignment or to that waiver or modification on any subsequent occasion. No waiver or modification of this Agreement may be implied from any course of dealing between the parties or from any failure of Morgan Stanley to exercise any right or remedy under this Agreement on any occasion or series of occasions. Time is of the essence in the performance of the Customer's obligations hereunder.

5. BINDING EFFECT. This Agreement shall cover all commodities accounts, commodity futures, options and forward contract accounts and all other commodity-related accounts of the Customer with Morgan Stanley shall be binding upon the Customer, and the estate, legal representatives, successors and assigns of the Customer and shall inure to the benefit of Morgan Stanley, its successors and assigns. The Customer hereby ratifies all prior transactions effected with or through Morgan Stanley of the sort provided for by this Agreement and agrees that such transactions and all transactions effected hereafter with Morgan Stanley in commodity futures, commodity options, any other commodity-related instruments, or in commodities for immediate or deferred delivery shall be governed by the terms hereof.

6. COMMUNICATIONS. Communications may be sent to the Customer by mail, telex, telegraph. messenger or other reasonable means, to the address shown on the books and records of Morgan Stanley, and shall be deemed given to the Customer personally upon, receipt or twenty-four hours after transmission, whichever first occurs. Morgan Stanley may from time to time, but shall not be obligated to, monitor and record communications between its employees and customers. The Customer hereby waives any and ail rights to object to the admission to evidence of such recordings in any legal proceeding between the Customer and Morgan Stanley. Morgan Stanley may take any action pursuant to this Agreement on the basis of unconfirmed telephone instructions which it in good faith believes originated from the Customer or the Customer's duly authorized agent and the Customer will indemnify Morgan Stanley and hold it harmless from and against all liabilities, losses, Costs and expense, including legal expenses, incurred by Morgan Stanley as a result of acting upon such instructions.

7. NON-EXECUTION. Any failure by the Customer to duly execute this Agreement shall not constitute a waiver by Morgan Stanley of any rights it may otherwise possess against the Customer.

8. MORGAN STANLEY HAS NO RESPONSIBILITY FOR RECOMMENDATIONS. The Customer acknowledges that (A) any trading recommendation or market information communicated by Morgan Stanley to the Customer or the Customer's duly authorized agent does not constitute an offer to sell or the solicitation of any offer to buy any commodity; (B) such recommendations and information although based upon information obtained from sources believed by Morgan Stanley to be reliable, may be incomplete and unverified; and (C) Morgan Stanley makes no representation, warranty. or guaranty as to, and shall not be responsible for, the accuracy or completeness of any market information or trading recommendation furnished to the Customer. The Customer represents that the Customer will not hold Morgan Stanley responsible for losses sustained by the Customer as a result of any prediction or recommendation made by any representative of Morgan Stanley, whether or not made or given at the request of the Customer. The Customer understands that Morgan Stanley and/ or its officers, directors, Affiliates, stockholders, or representatives may have a position in and may intend to buy or sell commodities which are the subject of trading recommendations furnished to the Customer and that the market position or intention to buy or sell of Morgan Stanley or any such officer, director, Affiliate, stockholder, or representative may or may not be consistent with the recommendations furnished to the Customer by Morgan Stanley.

9. LIMITATION UPON REMEDIES. In the event any commodity delivered by Morgan Stanley while acting as principal is not in conformity with the description thereof on any confirmation delivered by Morgan Stanley with respect thereto, the sole remedy of the Customer and all others claiming with or trough die Customer is that the Customer may, at the Customer's expense, return such material to Morgan Stanley, and Morgan Stanley shall, at Morgan Stanley's expense, replace the material so returned. In no event shall Morgan Stanley be liable for any special or consequential damages or otherwise than as stated in the preceding sentence Morgan Stanley shall have no liability hereunder unless written notice specifying any alleged defect is received by Morgan Stanley within twenty days after delivery of the commodity sold pursuant hereto. Failure so to notify Morgan Stanley shall constitute a waiver of any and all claims with respect to such commodity.

10. TERMINATION. This Agreement shall continue in effect until terminated and may be terminated by the Customer at any time when the Customer has no Liabilities and no oven positions which could give rise to subsequent Liabilities to Morgan Stanley or any Affiliate upon the actual receipt by Morgan Stanley of written notice of termination, or at any time whatsoever by Morgan Stanley upon the mailing or delivery of written notice of termination to the Customer provided, however, that any such termination shall not affect any transactions theretofore entered into and shall not relieve either party of any obligations in connection with any debit balance or credit balance or other Liability or obligation incurred prior to such termination.

11.  MULTIPLE PARTIES. If more than one Customer shall execute this Agreement:

     (a) the word "Customer" wherever it appears in this Agreement, other than in this paragraph, shall be deemed to refer to each such Customer, and to ail such Customers, unless the following provisions of this paragraph otherwise require;

     (b) each Customer shall be jointly and severally liable for the full and timely performance of all of the obligations of the Customers under or in connection with this Agreement and any account established and any transaction effected under this Agreement;

     (c) in connection with any account established under this Agreement, Morgan Stanley may act upon any order, request or instruction from any one Customer without the necessity of confirmation from any other Customer;

     (d) the delivery of any report, statement, notice or other communication to my one Customer shall be deemed to have been to all of the Customers;

     (e) Morgan Stanley may deliver any Collateral of any of the Customers held by it to any one or more of the Customers, and make payments from any account established pursuant to this Agreement to or upon the order or direction of any one of :he Customers, even if such delivery and/or payment shall be made to one or more of the Customers personally, and Morgan Stanley shall be under no obligation to inquire into the purpose of any request for the delivery of any such Collateral or the making of any such payment, or to see to the disposition or application thereof; and

     (f) unless Morgan Stanley is advised other-wise in writing by completing Morgan Stanley's form of Declaration of Tenancy in Common, the interest of the Customers in any account or accounts established under this Agreement shall be deemed to be a joint tenancy with rights of survivorship and not a tenancy in common.

12. SEVERABILITY. If any provision of this Agreement, or the application of such provision to any person or circumstances, shall be held invalid, the remainder of this Agreement, and the application of such provision to persons or circumstances ocher than chose as to which it is held invalid, shall not be affected thereby.

13. CAPTIONS. Section and paragraph captions are used for convenience of reference and neither form an integral part of this Agreement, nor limit the applicability or affect the meaning of any of its provisions.

13. CROSS TRADE CONSENT. The Customer hereby confirms that the Customer has no objection to Morgan Stanley or any Affiliate, or officers or directors of Morgan Stanley or any Affiliate, acting as buyers with respect to orders given by the Customer to Morgan Stanley to sell for the account of the Customer, or acting as sellers with respect to orders given by the Customer to Morgan Stanley to buy for the account of the Customer on any commodity futures exchange. The Customer hereby further confirms that the Customer has no objection to floor brokers on any commodity futures exchange acting as buyers with respect to orders giver by the Customer to Morgan Stanley and by Morgan Stanley to such floor brokers to sell for the account of the Customer, or acting as sellers with respect to orders given by the Customer to Morgan Stanley and by Morgan Stanley to such floor brokers to buy for the account of the Customer. Morgan Stanley is further authorized, on behalf of the Customer, to give consent to such actions to floor brokers. The consents; and authorization form herein are subject to any applicable provisions of the Commodity Exchange Act, as amended, the regulations thereunder and the by-laws and rules of the exchanges on which such transactions occur, and may be revoked at any time on written notice to Morgan Stanley. By placing its initials in the space set forth at the foot of this paragraph, the Customer accepts and agrees to the provisions of this paragraph.



                                              ACCEPTED AND AGREED:

                                         MMI                    22 October 1987
                                         (Customer's Initials)  (Date)



                        VAN ECK FUNDS/WORLD INCOME FUND
                       (Name of Customer - Please Print)


22-Oct-87    /s/ Klaus Buescher      Klaus Buescher - Portfolio Manager
(Date)       (Signature)             (Name & Title - Please Print)

                                     122 East 42/nd/ Street
                                     (Address)

                                     New York, NY  10168

22-Oct-87    /s/ Mansoor Ijaz        Mansoor Ijaz - Futures/Options Strategist

                                     122 East 42/nd/ Street
                                     (Address)

                                     New York, NY  10168